EXHIBIT 99.1

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Delta Air Lines Receives $300 Million Letter of Credit Facility
From Merrill Lynch to Reduce Credit Card Reserve

ATLANTA, January 26, 2006 - Delta Air Lines (Other OTC: DALRQ) today announced that it has closed a letter of credit facility with Merrill Lynch that will allow the company to utilize up to $300 million in cash that would normally be held in reserve by Delta’s Visa/MasterCard processor.

In September 2005, Delta amended its agreement with its Visa/MasterCard processor to extend the agreement through October 2007. Under that agreement, the processor is allowed to maintain a cash reserve that is estimated to range between $450 million and $850 million during the term of the processing agreement. As part of the agreement, Delta obtained the right to substitute a letter of credit for a portion of the cash reserve.

Ed Bastian, Executive Vice President and Chief Financial Officer of Delta, said: “We are very pleased to have entered into this arrangement with Merrill Lynch. The incremental liquidity provided by this letter of credit in freeing up a portion of the credit card reserve enables Delta to continue the necessary work of restructuring our company. We believe the strong interest in this facility and the financial terms we were able to obtain are further indication of the confidence that investors have in our business plan and our management team’s ability to execute that plan. Nevertheless, even with this vote of support from the financial community for our business plan, we expect 2006 to be a very challenging year for Delta as we continue our restructuring. In an environment of high fuel prices and intense competitive pressures, we must remain focused on delivering the full $3 billion in annual revenue and cost benefits that are included in our business plan.”

The United States Bankruptcy Court for the Southern District of New York previously authorized Delta to enter into the letter of credit facility, subject to the approval of the official committee of unsecured creditors, which was received on January 25, 2006. Delta also filed today a Form 8-K with the Securities and Exchange Commission that provides additional detail about the letter of credit facility.

Delta Air Lines is the world’s second-largest airline in terms of passengers carried, offering daily flights to 503 destinations in 94 countries on Delta, Song, Delta Shuttle, the Delta Connection carriers and its worldwide partners. In summer 2006, Delta plans to offer customers more departures between the U.S. and transatlantic destinations than any global airline, including service on 11 new transatlantic routes from its Atlanta and New York-JFK hubs. Delta also is a major carrier to Mexico, South and Central America and the Caribbean, with more than 35 routes announced, added or applied to serve since Jan. 1, 2005. Delta's marketing alliances also allow customers to earn and redeem SkyMiles on more than 14,000 flights offered by SkyTeam and other partners. Delta is a founding member of SkyTeam, a global airline alliance that provides customers with extensive worldwide destinations, flights and services. Customers can check in for flights, print boarding passes and check flight status at delta.com.

Statements in this news release that are not historical facts, including statements regarding our estimates, expectations, beliefs, intentions, projections or strategies for the future, may be “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, expectations, beliefs, intentions, projections and strategies reflected in or suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, the actions and decisions of our creditors and other third parties with interests in our Chapter 11 proceedings; our ability to obtain court approval with respect to motions in the Chapter 11 proceedings prosecuted from time to time; our ability to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 proceedings and to consummate all of the transactions contemplated by one or more such plans of reorganization or upon which consummation of such plans may be conditioned; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for us to propose and confirm one or more plans of reorganization, to appoint a Chapter 11 trustee or to convert the cases to Chapter 7 cases; our ability to obtain and maintain normal terms with vendors and service providers; our ability to maintain contracts that are critical to our operations; our ability to maintain adequate liquidity to fund and execute our business plan during the Chapter 11 proceedings and in the context of a plan of reorganization and thereafter; our ability to comply with financial covenants in our financing agreements; our ability to implement our expanded transformation plan successfully; the cost of aircraft fuel; labor issues; pension plan funding obligations; interruptions or disruptions in service at one of our hub airports; our increasing dependence on technology in our operations; our ability to retain management and key employees; restructurings by competitors; the effects of terrorist attacks; and competitive conditions in the airline industry.  Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in Delta’s Securities and Exchange Commission filings, including its Form 10-Q, filed with the Commission on November 14, 2005. The risks and uncertainties and the terms of any reorganization plan ultimately confirmed can affect the value of our various pre-petition liabilities, common stock and/or other securities. No assurance can be given as to what values, if any, will be ascribed in the bankruptcy proceedings to each of these constituencies. A plan of reorganization could result in holders of our liabilities and/or securities receiving no value for their interests. Because of such possibilities, the value of these liabilities and/or securities is highly speculative. Accordingly, we urge that caution be exercised with respect to existing and future investments in any of these liabilities and/or securities. Investors and other interested parties can obtain information about Delta’s Chapter 11 filing on the Internet at delta.com/restructure. Court filings and claims information are available at deltadocket.com. Caution should be taken not to place undue reliance on Delta’s forward-looking statements, which represent Delta’s views only as of January 26, 2006, and which Delta has no current intention to update.

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